Exhibit 10.11

[SECOND] FORBEARANCE AND WAIVER AGREEMENT

This [Second] Forbearance and Waiver Agreement (this “Agreement”) is dated as of [Date] by and among Georgia Gulf Corporation, a Delaware corporation (“GGC”), the Guarantors (as defined in the Indenture referred to herein), and [Noteholder] (the “Noteholder”).

RECITALS:

WHEREAS, GGC previously executed and delivered to Wilmington Trust FSB, as successor to Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as trustee (the “Trustee”) an indenture, dated as of October 3, 2006 (as subsequently amended and modified, the “Indenture”; capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Indenture), providing for the issuance of 10.75% Senior Subordinated Notes due 2016 (the “Notes”);

WHEREAS, pursuant to the terms of the Notes, an interest payment was due on April 15, 2009 (the “April 15 Subordinated Interest Payment”), which April 15 Subordinated Interest Payment has not been made as of the date of this Agreement;

WHEREAS, failure to make the April 15 Subordinated Interest Payment on or before May 15, 2009 will result in an Event of Default under Section 6.01(1) of the Indenture (the “[Potential] Payment Default”);

WHEREAS, GGC previously executed and delivered to the trustee thereunder an indenture, dated as of October 3, 2006 (as subsequently amended and modified, the “2006 Senior Indenture”), providing for the issuance of 9.5% Senior Notes due 2014 (the “2006 Senior Notes”);

WHEREAS, pursuant to the terms of the 2006 Senior Notes, an interest payment was due on April 15, 2009 (the “April 15 Senior Interest Payment”; the April 15 Senior Interest Payment and the April 15 Subordinated Interest Payment are collectively referred to herein as the “April 15 Interest Payments”), which interest payment has not been made as of the date of this Agreement, and failure to make such interest payment on or before May 15, 2009 [may result/resulted] in an Event of Default under Section 6.01(5)(A) of the Indenture (the “[Potential] Cross-Default”; the [Potential] Payment Default and the [Potential] Cross-Default are collectively referred to herein as the “[Potential] Defaults”);

WHEREAS, the Noteholder has agreed to, among other things, but subject to the terms of this Agreement, [extend the Forbearance and Waiver Agreement and] forebear from the exercise of any remedies under the Indenture solely as a result of the occurrence of the [Potential] Defaults during the period beginning on the date hereof until the earlier of (such earlier date, the “Cutoff Date”) (x) the first date on which (i) holders of 25% or more of the aggregate principal amount of the outstanding Notes, 2006 Senior Notes or 7 1/8% Notes shall have the right (after giving effect to any amendment, waiver and/or forbearance agreements (each a “Waiver/Forbearance Agreement”) then in effect) to accelerate (or to instruct the applicable trustee to accelerate) the Indebtedness under the Notes, 2006 Senior Notes or the 7 1/8% Notes, respectively, as a result of the Company’s failure to make the April 15 Interest Payments or (ii) the requisite lenders under the Credit Agreement shall have the right (after giving effect to any Waiver/Forbearance Agreement then in effect) to accelerate (or to instruct the applicable agent to accelerate) the Indebtedness under the Credit Agreement as a result of the Company’s failure to make the April 15 Interest Payments, (y) the date on which the Trustee declares all of the Notes to be due and payable immediately, and (z) [Date].

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.

WAIVER/ AGREEMENT TO FORBEAR

1.                                       The Noteholder hereby agrees that it shall not, at any time prior to the Cutoff Date, alone or in concert with others, exercise or seek to exercise any remedies under the Indenture, applicable law, or otherwise with respect to any [Potential] Default, including, without limitation, the giving of any direction or instruction to the Trustee, alone or in concert with others, to declare the Notes to be due and payable immediately (each individually a “Default Remedy” and collectively, the “Default Remedies”).  In furtherance of the foregoing, the Noteholder hereby directs the Trustee not to exercise any Default Remedy at any time prior to the Cutoff Date solely as a result of the occurrence of any [Potential] Default.

2.                                       The Noteholder hereby waives, at all times prior to the Cutoff Date, the occurrence of the [Potential] Cross-Default.

3.                                       The Noteholder hereby agrees to, at all times prior to the Cutoff Date, retain all of its interests in the Notes, and to not dispose or transfer any such interests in the Notes or relinquish any voting, consent or other rights thereunder; provided, however, that notwithstanding the foregoing, the Noteholder shall be entitled to sell its interests in the Notes prior to the Cutoff Date if the proposed purchaser:  (x) delivers to GGC a signed agreement containing provisions substantially similar to those contained in this Agreement, and (y) agrees that it will not transfer any or all of its interests in the Notes to any other party unless such other party enters into undertakings substantially similar to those contained in clauses (x) and (y) of this Section 4.

II.

CONDITIONS PRECEDENT

This Agreement shall become effective upon satisfaction of the following conditions precedent:

1.                                       Execution and delivery by GGC, the Guarantors and the Noteholder of their respective counterparts of this Agreement; and

2.                                       Receipt by the Noteholder of a written notice from GGC which attaches thereto (i) executed agreements in substantially the form attached hereto as Exhibit A from holders representing more than 75% of the outstanding principal amount of the 2006 Senior Notes, (ii) executed agreements in substantially the form attached hereto as Exhibit B from holders representing more than 50% of the outstanding principal amount of the 7 1/8% Notes, (iii) an executed agreement in substantially the form attached hereto as Exhibit C from the requisite lenders under the Credit Agreement and (iv) executed agreements in substantially the form of this Agreement from holders (including the Noteholder) representing more than 75% of the outstanding principal amount of the Notes.

III.

MISCELLANEOUS

1.                                       Representations and Warranties.  The Noteholder represents and warrants that it is the beneficial owner or investment manager or other agent of the beneficial owner of, with voting and dispositive power and control over, Notes representing $[                    ] in aggregate principal amount.

2.                                       Counterparts.  This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Fax or email counterparts shall be deemed original counterparts.

3.                                       Reservation of Rights.  Nothing in this Agreement shall be deemed to constitute a waiver by the Noteholder of any Events of Default, whether now existing or hereafter arising, or of any right or remedy that the Noteholder may have under the Indenture or applicable law, except to the extent expressly set forth herein.

4.                                       Governing Law.  THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.                                       Termination.  This Agreement shall terminate on the Cutoff Date ab initio, with the Noteholder being entitled to receive any default interest pursuant to Section 2.12 of the Indenture (including without limitation, for periods prior to the Cutoff Date).